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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              JEFFERIES GROUP, INC.

          Jefferies Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of this Corporation is Jefferies Group, Inc.

2. The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 23, 1998 under the name "JEF Holding Company, Inc."

3. This Amended and Restated Certificate of Incorporation restates and amends the Restated Certificate of Incorporation of this Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

        FIRST: The name of the corporation is Jefferies Group, Inc. (hereinafter referred to as the "Corporation").

        SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

        FOURTH:

               A. Authorized Stock.

               The total number of shares of stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, each with a par value of $0.0001 per share (hereinafter

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referred to as the "Common Stock"), and ten million (10,000,000) shares of preferred stock, each with a par value of $0.0001 per share (hereinafter referred to as the "Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

               B. Preferred Stock.

               The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series (the "Preferred Stock") and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

                      (i) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

                      (ii) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

                      (iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                      (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

                      (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

                      (vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

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                      (vii) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

                      (viii) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                      (ix) any other relative rights, preferences and limitations of that series.

               C. Common Stock.

               Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), upon dissolution, the holders of Common Stock then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

        FIFTH: The Corporation is to have perpetual existence.

        SIXTH:

               A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock) to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the By-laws of the Corporation.

               B. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

               C. Directors shall be elected and hold such terms of office as provided in the By-laws of the Corporation.

               D. Advance notice of stockholder nominations for the election of directors and advance notice of other stockholder action proposed to be taken at a stockholder's meeting shall be given in the manner provided in the By-laws of the Corporation.

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               E. Subject to the rights of the holders of any series of
Preferred Stock or any other series or class of stock (excluding Common Stock) as set forth in this Certificate of Incorporation to elect directors under specified circumstances and applicable law, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors shall be filled in the manner provided in the By-laws of the Corporation.

               F. Subject to the rights of the holders of any Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation, a special meeting of the stockholders shall be called only by the secretary of the Corporation at the request of (i) a majority of the total number of directors which the Corporation at the time would have if there were no vacancies or (ii) by any person authorized by the Board of Directors (through a vote of a majority of the total number of directors which the Corporation at the time would have if there were no vacancies) to call a special meeting. Notwithstanding the foregoing, stockholders shall have no right to call a special meeting of stockholders.

               G. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing by such stockholders.

               H. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the then outstanding voting stock of the Corporation entitled to vote in elections of directors generally, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.

        SEVENTH: The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

        EIGHTH:

                      A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

                      The Corporation shall, to the fullest extent permitted by
section 145 of the GCL, as the same may be amended and supplemented, indemnify each director and officer of the

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Corporation from and against any and all expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefit of heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by section 145 of the GCL.

                      Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

                                      * * *

        IN WITNESS WHEREOF, Jefferies Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the duly authorized officer below as of this 25th day of May, 2004.


                                           JEFFERIES GROUP, INC.



                                           /s/ Roland T. Kelly
                                           -------------------------------------
                                           Roland T. Kelly
                                           Assistant Secretary